Exhibit 99.1

DCP MIDSTREAM PARTNERS, LP ANNOUNCES BOARD CHANGES
DENVER, Jan. 2, 2014 — DCP Midstream Partners, LP (NYSE:DPM) (Partners) today announced the following changes to the board of its general partner, DCP Midstream GP, LLC.

•	Tom O’Connor retired as chairman of the board effective Dec. 31, 2013.

•
Wouter van Kempen, CEO of Partners, became chairman of the board in addition to his current role as chairman, president and CEO of DCP Midstream, LLC, the owner of the general partner of Partners, effective Jan. 1, 2014.

•	Alan Harris rejoined the board as a representative of Spectra Energy Corp. effective Jan. 1, 2014.
“I’m very thankful for Tom’s mentorship in preparing me for the chairman role. Over Tom’s tenure as chairman, DCP Midstream Partners has doubled in size and has transformed into a fully integrated midstream company. I am proud to follow in Tom’s footsteps with a focus on continuing to grow long-term, sustainable value for Partners’ unitholders. I wish Tom all the best in his retirement. I know he will be cheering us on,” Wouter van Kempen said.
The board of DCP Midstream Partners’ general partner now includes:
Wouter van Kempen
Wouter van Kempen, chairman, president and CEO of DCP Midstream, LLC, and chairman and CEO of Partners, has served in roles of increasing responsibility at DCP Midstream, including president and chief operating officer, president of the gathering and processing business unit, and chief development officer for the combined DCP enterprise. Prior to joining DCP Midstream in 2010, Wouter was president of Duke Energy’s Generation Services and he previously served as managing director of mergers and acquisitions before rising to vice president of mergers and acquisitions. Prior to Duke Energy, Wouter was employed by General Electric Corp. where he held several roles in the areas of mergers and acquisitions, corporate financing planning and analysis, and audit.
Alan Harris
Alan Harris, formerly chief development and operations officer for Spectra Energy, continues to serve as special advisor on project development. Prior to Spectra Energy's spin-off from Duke Energy, Harris served as group vice president and chief financial officer of Duke Energy Gas Transmission (DEGT), and he has held positions of increasing responsibility including: controller, vice president of controllers and strategic planning, and executive vice president for DEGT's strategic development, risk management, information technology and corporate reserves.

Following these announcements, the board of Partners’ general partner will consist of 10 members:

•	Paul F. Ferguson Jr.

•	R. Mark Fiedorek

•	Alan Harris

•	Frank A. McPherson

•	Thomas C. Morris

•	Stephen R. Springer

•	Wouter van Kempen

•	Andy Viens

•	Bill Waldheim

•	Brian R. Wenzel

MEDIA CONTACT:	Lisa Newkirk
Phone:	303-605-1837
24-Hour:	303-829-1953
Website:	www.dcppartners.com
ABOUT DCP MIDSTREAM PARTNERS, LP
DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LP, which in turn is managed by its general partner, DCP Midstream GP, LLC, or the General Partner, which is wholly-owned by DCP Midstream, LLC, a joint venture between Phillips 66 and Spectra Energy. For more information, visit the DCP Midstream Partners, LP website at www.dcppartners.com.